Exhibit 99.1

News Release

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

HILLSBORO, OR – October 22, 2009 – Lattice Semiconductor (NASDAQ: LSCC) today announced financial results for the third quarter ended October 3, 2009.

For the third quarter, revenue was $49.1 million, an increase of 5% from the $46.9 million reported in the prior quarter, and a decrease of 15% from the $57.6 million reported in the same quarter a year ago. Third quarter 2009 revenue reflects the previously disclosed expected reduction in revenue of approximately $2.0 million due to transitioning certain distributors from the sell-in to the sell-through business model.

FPGA revenue for the third quarter was $15.2 million, a decrease of 12% from the $17.2 million reported in the prior quarter, and a decrease of 8% from the $16.5 million reported in the same quarter a year ago. PLD revenue for the third quarter was $33.9 million, an increase of 14% from the $29.7 million reported in the prior quarter, and a decrease of 18% from the $41.2 million reported in the same quarter a year ago.

Other income (expense), net, for the third quarter was an expense of $0.5 million compared to income of $0.2 million reported in the prior quarter and an expense of $1.0 million reported in the same quarter a year ago. Other income (expense) included an impairment charge of $1.1 million in the third quarter of 2009 compared to $0.5 million in the second quarter of 2009, related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Other income (expense) for the third quarter of 2008 included an impairment charge of $1.7 million primarily related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

Net loss for the third quarter was $4.1 million ($0.04 per share), compared to a prior quarter net loss of $2.7 million ($0.02 per share) and a net loss of $7.0 million ($0.06 per share) reported in the same quarter a year ago. The third quarter results included stock-based compensation expense, restructuring charges and an other-than-temporary impairment charge on marketable securities which totaled $4.6 million. Prior quarter and third quarter 2008 results include amortization charges, stock-based compensation expense, an other-than-temporary impairment charge and restructuring charges which totaled $1.4 million and $8.4 million, respectively. Excluding these items, non-GAAP net income for the third quarter of 2009 was $0.5 million ($0.0 per share) compared to non-GAAP net loss of $1.3 million ($0.01 per share) for the second quarter of 2009 and non-GAAP net income of $1.4 million ($0.01 per share) for the same quarter a year ago.

Bruno Guilmart, Lattice’s President and CEO, commented, “We benefitted from continued strength in Asia, a recovery in our Japan business, and stabilization of our U.S. business. Importantly, our results do not fully reflect our progress given the reduction in revenue associated with the transition of certain distributors from a sell-in to a sell-through business model. These changes are part of the revamping our Asia distribution channels and were necessary as they will improve transparency and visibility at our end customers going forward.

Overall, while the semiconductor industry is not yet back to full growth mode, we believe the worst of the downturn is now behind us and we are confident in our business entering the fourth quarter. We are moving closer to profitability with our breakeven point now approximately $50 million in revenue per quarter. We continue to see market acceptance of our XO and ECP3 products, as reflected by continuing design wins in broad-based market segments. At the same time, we are working to further reduce our cost structure through additional efficiency improvements. We are pleased with the seamless move of our warehouse to Singapore during the third quarter. We expect these actions will improve customer service and shipping times, and reduce our fulfillment costs and inventory on hand as well.”

Michael G. Potter, Lattice’s Corporate Vice President and Chief Financial Officer, added, “We generated $12.6 million of cash from operations in the third quarter, ending the quarter with total liquidity of $163.0 million. This is comprised of $115.1 million of cash and cash equivalents, $30.0 million of other receivables and $18.0 million advance credits (recorded in other current assets) from Fujitsu. We collected the other receivable balance shortly after the close of the third quarter of 2009, with the remaining advance credits expected to be consumed over the next 9 months. We continue to have no long-term debt giving us balance sheet strength and flexibility to execute on our strategic growth plan. Finally, recent restructuring actions taken are expected to reduce ongoing expenses by approximately $1.5 million per quarter starting in the fourth quarter 2009.”

Third Quarter Product Highlights:

•

Announced that the LatticeECP3™ FPGA family is a finalist in the e-Legacy Awards competition and is the only programmable logic product so honored. The LatticeECP3 FPGA family also is a finalist in Elektra 2009, the European Electronics Industry Awards competition. Both the LatticeECP3 FPGA family and the mixed-signal ProcessorPM™ power management device were separately named finalists in EDN China’s prestigious Innovation Awards.

•

Announced that samples of the LatticeECP3-150 FPGA, the highest density device in its high-value, low-power ECP3 mid-range FPGA family, are now generally available. Samples had already been shipping to select customers since July 2009.

•

Announced the immediate availability of eight new reference designs and two new development kits, all designed to speed customers’ time to market. The new development kits are ideal for prototyping high volume, cost sensitive, low power, space constrained applications.

•

Announced the immediate availability of Version 1.3 of its ispLEVER® Classic design tool suite, which includes updated support for Lattice CPLDs (Complex Programmable Logic Devices), including the widely popular ispMACH 4000® CPLD family.

•	Announced the release of LCD-Pro, an advanced FPGA-based LCD video imaging and control solutions platform.

Business Outlook – Fourth Quarter 2009:

•

Revenue is expected to increase 6% to 10% on a sequential basis, including the expected reduction in revenue of approximately $1 million from changing certain distributors from a sell-in to a sell-through business model.

•	Gross margin percentage is expected to be approximately 53% to 55% of revenue.

•	Total operating expenses are expected to be approximately $26 million.

•

We expect to return to profitability. This is based on current views with respect to operating and market conditions, which are subject to change, and the absence of any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

Investor Conference Call / Webcast Details

Lattice Semiconductor will review detailed third quarter 2009 results on Thursday, October 22, 2009 at 5:00 p.m. EDT. The conference call-in number is 1-706-758-4489. A live webcast of the conference call will also be available on Lattice’s website at www.lscc.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately one hour after the conclusion of the live call through 12:00 p.m. EST on November 5, 2009, by telephone at 1-706-645-9291. To access the replay use conference identification number 34449450. A webcast replay will also be available on Lattice’s investor relations website at www.lscc.com

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net (loss) income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue from our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net (loss) income excludes amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities (net of realized gain on sale of auction rate securities) and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005, the third quarter of 2007, the third quarter of 2008, and the third quarter of 2009 and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statements of Operations contained in this earnings release.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, our belief that the worst of the economic downturn is behind us and our confidence entering the fourth quarter, our moving closer to profitability and our expected breakeven point of approximately $50 million per quarter, continued

traction with new products, the potential negative revenue impact in the fourth quarter of approximately $1.0 million from changing certain distributors from a sell-in to a sell-through business model, our belief that these changes will improve for us transparency and visibility at our end customers, our expectation that moving our warehouse to Singapore will improve our shipping times to most of our customers, reduce our cost of supply and reduce inventory, our recent efforts to reduce our cost structure through additional efficiency improvements and expectation that recent restructuring actions will reduce our on-going expenses by approximately $1.5 million per quarter, our expectations regarding the consumption of the remaining advance credits under our Fujitsu arrangement, our belief that our balance sheet strength and flexibility will allow us to execute on our strategic growth plan and the statements under the heading “Business Outlook – Fourth Quarter 2009.” Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statement.

We may be unable to improve our cost structure or reduce cost out of our supply chain. We may be unsuccessful in utilizing our balance sheet to provide innovative solutions to our customers, and unexpected events could impair our ability to make expected investments. Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as current uncertainty in global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, the effects of transitioning certain distributors from the sell-to to the sell-through business model, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our ability to return to profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s ability to successfully transition certain of its distributors to a sell-through business model, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, ability to improve customer service and reduce costs by moving our warehouse to Singapore, the effects of staff reductions, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, LatticeECP3, LatticeXP2, sysDSP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended
	October 3, 2009	July 4, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenue	$49,097	$46,900	$57,610	$139,333	$172,293

Costs and expenses:
Cost of products sold	22,478	22,314	26,493	65,450	77,204
Research and development	14,789	13,811	17,534	43,491	53,139
Selling, general and administrative	12,739	13,573	14,547	39,255	44,741
Amortization of intangible assets (1)	—	—	1,369	228	4,218
Restructuring (2)	2,544	(15)	3,882	2,504	6,530

	52,550	49,683	63,825	150,928	185,832

Loss from operations	(3,453)	(2,783)	(6,215)	(11,595)	(13,539)

Other (expense) income, net (3)	(536)	189	(999)	(859)	(10,186)

Loss before provision (benefit) for income taxes	(3,989)	(2,594)	(7,214)	(12,454)	(23,725)
Provision (benefit) for income taxes	125	125	(236)	129	78

Net loss	$(4,114)	$(2,719)	$(6,978)	$(12,583)	$(23,803)

Net loss per share (4):
Basic and diluted	$(0.04)	$(0.02)	$(0.06)	$(0.11)	$(0.21)

Shares used in per share calculations:
Basic and diluted	115,321	115,276	115,370	115,356	115,240

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007, the third quarter of fiscal 2008 and the third quarter of fiscal 2009. During the third quarter of fiscal 2009, the Company initiated a restructuring plan to lower operating expenses and recorded a charge of $2.6 million, comprised primarily of severance and related costs, of which $1.4 million was paid during the third quarter of fiscal 2009, and costs to vacate a portion of leased space in San Jose, California. During the second and third quarters of fiscal 2009, the Company recorded net credits of less than $0.1 million primarily resulting from changes in original estimates under the pre-2009 restructuring plans. During the third quarter of fiscal 2008, the Company initiated a restructuring plan to lower operating expenses and recorded an initial charge of $3.8 million comprised primarily of severance and related costs. Also during the second quarter of fiscal 2008, the Company incurred a net charge of less than $0.1 million related to the pre-2008 restructuring plans.
(3)	During the three months ended October 3, 2009, the three months ended July 4, 2009 and the three months ended September 27, 2008 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $1.1 million, $0.5 million and $1.4 million, respectively. Also included for the three months ended October 3, 2009, the three months ended July 4, 2009 and the three months ended September 27, 2008, was a realized loss of less than $0.1 million, a realized gain of $0.2 million and a realized loss of $0.2 million, respectively, on sale of auction rate securities and other investments. During the nine months ended October 3, 2009 and September 27, 2008 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $2.3 million and $11.8 million, respectively. During the nine months ended October 3, 2009 and September 27, 2008 the Company recognized a gain of less than $0.2 million and a loss of $1.2 million, respectively, on sale of auction rate securities and other investments.
(4)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)

(in thousands)

(unaudited)

	Three months ended			Nine months ended
	October 3, 2009	July 4, 2009	September 27, 2008	October 3, 2009	September 27, 2008
GAAP net loss	$(4,114)	$(2,719)	$(6,978)	$(12,583)	$(23,803)
Reconciling items:
Amortization of intangible assets (1)	—	—	1,369	228	4,218
Stock-based compensation	1,013	1,091	1,495	3,363	4,157
Impairment of Long-term marketable securities, net (2)	1,073	366	1,652	2,104	12,989
Restructuring (3)	2,544	(15)	3,882	2,504	6,530

Non-GAAP net income (loss)	$516	$(1,277)	$1,420	$(4,384)	$4,091

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Income (Loss) per Share
(unaudited)

	Three months ended			Nine months ended
	October 3, 2009	July 4, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Basic and Diluted:
GAAP net loss	$(0.04)	$(0.02)	$(0.06)	$(0.11)	$(0.21)
Reconciling items:
Amortization of intangible assets (1)	—	—	0.01	0.00	0.04
Stock-based compensation	0.01	0.01	0.01	0.03	0.04
Impairment of Long-term marketable securities, net (2)	0.01	0.00	0.01	0.02	0.11
Restructuring (3)	0.02	(0.00)	0.03	0.02	0.06

Non-GAAP net income (loss)	$0.00	$(0.01)	$0.01	$(0.04)	$0.04

Shares used in per share calculations (in thousands):
Basic	115,321	115,276	115,370	115,356	115,240

Diluted (4)	115,856	115,276	116,901	115,356	118,256

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	During the three months ended October 3, 2009, the three months ended July 4, 2009 and the three months ended September 27, 2008 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $1.1 million, $0.5 million and $1.4 million, respectively. Also included for the three months ended October 3, 2009, the three months ended July 4, 2009 and the three months ended September 27, 2008, was a realized loss of less than $0.1 million, a realized gain of $0.2 million and a realized loss of $0.2 million, respectively, on sale of auction rate securities and other investments. During the nine months ended October 3, 2009 and September 27, 2008 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $2.3 million and $11.8 million, respectively. During the nine months ended October 3, 2009 and September 27, 2008 the Company recognized a gain of less than $0.2 million and a loss of $1.2 million, respectively, on sale of auction rate securities and other investments.
(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007, the third quarter of fiscal 2008 and the third quarter of fiscal 2009. During the third quarter of fiscal 2009, the Company initiated a restructuring plan to lower operating expenses and recorded a charge of $2.6 million, comprised primarily of severance and related costs, of which $1.4 million was paid during the third quarter of fiscal 2009, and costs to vacate a portion of leased space in San Jose, California. During the second and third quarters of fiscal 2009, the Company recorded net credits of less than $0.1 million primarily resulting from changes in original estimates under the pre-2009 restructuring plans. During the third quarter of fiscal 2008, the Company initiated a restructuring plan to lower operating expenses and recorded an initial charge of $3.8 million comprised primarily of severance and related costs. Also during the second quarter of fiscal 2008, the Company incurred a net charge of less than $0.1 million related to the pre-2008 restructuring plans.
(4)	For the three months ended October 3, 2009, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three months ended July 4, 2009 and the nine months ended October 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during fiscal 2009. For the three and nine months ended September 27, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.
(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 3, 2009	January 3, 2009
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$115,064	$65,909
Accounts receivable, net	28,243	26,404
Other receivable	30,000	60,000
Inventories	27,064	32,703
Other current assets	26,343	26,820

Total current assets	226,714	211,836

Property and equipment, net	36,283	40,307
Long-term marketable securities (1)	17,656	19,485
Foundry advances and other assets	4,450	20,080
Intangible assets, net	—	228

	$285,103	$291,936

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$27,538	$23,640
Deferred income and allowances on sales to distributors	5,532	5,741

Total current liabilities	33,070	29,381

Other long-term liabilities	5,298	7,616

Total liabilities	38,368	36,997

Stockholders’ equity	246,735	254,939

	$285,103	$291,936

Notes:

(1)	Long-term marketable securities include auction rate securities that have experienced multiple failed auctions, and as a result, such securities are presently considered to be illiquid.

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q309	Q209	Q308
Operations Information
Percent of Revenue
Gross Margin	54.2%	52.4%	54.0%
R&D Expense	30.1%	29.4%	30.4%
SG&A Expense	25.9%	28.9%	25.3%

Depreciation Expense (in thousands)	2,554	2,703	3,502
Capital Expenditures (in thousands)	1,856	1,670	1,406

Balance Sheet Information
Current Ratio	6.9	8.5	4.3
A/R Days Revenue Outstanding	52	51	47
Inventory Months	3.6	3.8	4.0

Revenue% (by Product Family)
PLD	69%	63%	71%
FPGA	31%	37%	29%

Revenue% (by Product Classification)
New	41%	45%	30%
Mainstream	38%	37%	44%
Mature	21%	18%	26%

Revenue% (by Geography)
Asia	68%	64%	60%
Europe (incl. Africa)	17%	16%	20%
Americas	15%	20%	20%

Revenue% (by End Market)
Communications	54%	57%	54%
Industrial & Other	17%	17%	21%
Computing	17%	12%	11%
Consumer & Automotive	12%	14%	14%

Revenue% (by Channel)
Direct	63%	64%	69%
Distribution	37%	36%	31%

New: LatticeECP3, LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager1/2, ispClock1/2, ispMACH 4000ZE

Mainstream: FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature: ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs